FOR IMMEDIATE RELEASE

Entrex Capital Market executes Letter of Intent
with Universal Solar Technology creating Carbon Trading Market
Boca Raton, Fl. April 17, 2019: The Entrex Capital Market joint venture with Long Blockchain (OTC:LBCC) is pleased to announce the execution of a Material Definitive Agreement through an executed Letter of Intent to create a joint venture to establish a Carbon Trading market with
Universal Solar Technology (OTC:UNSS). The joint venture will use
Entrexs blockchain enabled technology platform to trade carbon credits, carbon offsets and other environmental securitized product. The platform would allow credits, offsets and other environment products to be found, researched, track, managed and traded via regulated entities through a compliant platform. Entrex shareholders will receive twenty percent of the joint ventures revenues up to $31,000,000 distributed on a monthly basis and will own forty percent of the equity of the entity. Universal will invest $4,000,000 in in cash for forty percent of the joint venture founding equity. Stephen H. Watkins, CEO of Entrex, is expected to join the UNSS Board of Directors. Universal also has a minimum buyout option which allows it to purchase all remaining equity holders shares based on a minimum of 11.6 times a minimum trailing twelve month EBITDA of $15,000,000 resulting in a minimum enterprise value of $174,000,000. This valuation is expected to be fifteen percentbelow market comparables providing
Universal an estimated $30,000,000 in additional market valuation when and if the option is exercised.
We see companies and consumers interested in carbon neutrality and believe we can use our proven, blockchain enabled, platform for producers to efficiently list carbon products while providing buyers access to industry compliant products said Stephen H. Watkins, CEO of the new joint venture. This is a tremendous transaction for UNSS and our investors said Paul D. Landrew, CEO of Universal Solar. We expect the trading market to propel UNSS into a leadership position in the sector, utilizing the proven technology created by the Entrex team but also gives the ability to buy out the equity owners providing even more anticipated value for our shareholders.
Andrew Shape, CEO of Long Blockchain suggests; Our partnership with
Entrex has facilitated Long Blockchains transition into the blockchain industry by leveraging Entrexs proven blockchain-enabled
technology platform. Together, we will seek to scale the platform across a range of industries and types of assets. We expect this transaction to provide nearly $3 million in cash-flow from the revenue participation certificate and an additional $6.9 million for
the LBCC shareholders if UNSS executes their buy-out option.
About Entrex:
Entrex was founded in 2001 as a capital market system for entrepreneurial companies. The new joint venture will utilize Entrexs intellectual properties and blockchain enabled technologies; built and proven over
17 years using IBMs Domino and Hyperledger technology platforms.
The Entrex platform originates, structures, offers, places,
trades, settles and services debt and equities of entrepreneurial companies through regulated entities that serve investors and issuers.
Working together with industry sector leaders and regulated market constituents allows investors to find, research, track, manage, and trade entrepreneurial securities while providing entrepreneurial companies access to capital. www.EntrexCapitalMarket.com
About Universal Solar Technology Inc.:
Universal Solar Technology, Inc., incorporated on July 24, 2007, is a holding company. The Company manufactures,
markets and sells silicon wafers to manufacturers of solar cells.
In addition, the Company manufactures photovoltaic
(PV) modules with solar cells purchased from third parties.
It operates through its wholly owned subsidiary, Kuong
U Science & Technology (Group) Ltd. (Kuong U) and its subsidiary,
Nanyang Universal Solar Technology Co., Ltd.
(NUST), a wholly foreign owned enterprise. The Company has two product lines, including silicon wafers and PV
modules.
Entrex
Phone:(877) 4-ENTREX
(561) 465-7580
150 East Palmetto Park
Boca Raton, FL 33432
www.Entrex.net
About Long Blockchain Corp.:
Long Blockchain Corp. is focused on developing and investing in globally scalable blockchain technology solutions.
It is dedicated to becoming a significant participant in the evolution of blockchain technology that creates long-term
value for its shareholders and the global community by investing in and developing businesses that are on-chain.
Blockchain technology is fundamentally changing the way people and businesses transact, and the Company will
strive to be at the forefront of this dynamic industry, actively pursuing opportunities. Its wholly-owned subsidiary
Long Island Brand Beverages, LLC operates in the non-alcohol ready-to-drink segment of the beverage industry under
its flagship brand The Original Long Island Brand Iced Tea.
For more information on the Company, please visit
www.longblockchain.com.
Forward Looking Statements:
This press release includes statements of the Companys expectations, intentions, plans and beliefs that constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections.
These statements, which involve risks and uncertainties, relate to the discussion of the Companys business strategies and its
expectations concerning future operations, margins, sales,
new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These also include statements relating to the anticipated benefits of the announced transaction between the Company and Entrex. These statements include any statement that does not directly relate to a historical or current fact. You can also identify these and other forward-looking statements by the use of such words as may, will, should, expects, intends,
plans, anticipates, believes, thinks, estimates, seeks,
predicts, could, projects, potential and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting the Company and are subject to uncertainties, risks and factors relating to its operations and business environments, all of which are difficult to predict and many of which are beyond its control, that could cause its actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include the Joint Ventures ability to successfully pursue its business plan, the possibility that the Companys equity interest in the
Joint Venture may be diluted as a result of capital raises by the
Joint Venture, the possibility that Entrex may have the right to repurchase the previously contributed assets for nominal consideration, the Companys ability to develop and commercialize new technologies, the Companys history of losses and expectation of further losses, its ability to expand its operations into blockchain technologies, its ability to develop or acquire new brands, the success of its marketing activities, the effect of competition in its industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described in the reports the Company files with the Securities and
Exchange Commission, including but not limited to the discussions contained under the caption Risk Factors. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports the Company files with the Securities and Exchange Commission. New risks and
uncertainties arise from time to time, and the Company cannot predict those events or how they may affect it. The Company assumes no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.
For further information:
Andy Shape
Long Blockchain Corp.
1-855-452-LBCC
info@longblockchain.com

Stephen H. Watkins
Entrex Capital Market
(561) 465-7580
info@EntrexCapitalMarket.com

Paul D. Landrew
Universal Solar Technology Inc.
(832) 789-1776
Paul.Landrew@UniversalSolarTechnology.com